Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $1.93; includes ($0.31) per share in after-tax non-core items

•	Core net operating earnings $2.24 per share, includes $0.36 per share of after-tax catastrophe losses

•	Specialty P&C combined ratio of 91.1% includes 2.5 points of catastrophe losses

•	Third quarter annualized ROE of 14.7%; annualized core operating ROE of 17.1%

•	Parent company cash and investments of approximately $760 million; excess capital of $1.3 billion at September 30, 2022

•	Announces special cash dividend of $2.00 per share, payable November 22, 2022

•	Full year 2022 core net operating earnings guidance in the range of $11.00 - $11.75 per share, narrowed from previous guidance range of $10.75 - $11.75 per share

CINCINNATI – November 2, 2022 – American Financial Group, Inc. (NYSE: AFG) today reported 2022 third quarter net earnings of $165 million ($1.93 per share) compared to $219 million ($2.56 per share) in the 2021 third quarter. Net earnings for the 2022 third quarter included after-tax non-core realized losses on securities of $28 million ($0.32 per share loss). By comparison, net earnings for the 2021 third quarter included after-tax non-core realized losses on securities of $12 million ($0.15 per share loss). Other details may be found in the table on the following page.

Core net operating earnings were $192 million ($2.24 per share) for the 2022 third quarter, compared to $231 million ($2.71 per share) in the 2021 third quarter. The year-over-year decrease was due primarily to lower returns in AFG’s alternative investment portfolio, as compared to the very strong performance of this portfolio in the prior year period. Additional details for the 2022 and 2021 third quarters may be found in the table below. Core net operating earnings for the third quarters of 2022 and 2021 generated annualized returns on equity of 17.1% and 17.6%, respectively.

	Three Months Ended September 30,
Components of Pretax Core Operating Earnings	2022	2021	2022	2021	2022	2021
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$253	$245	$36	$84	$289	$329
Other expenses	(26)	(21)	—	—	(26)	(21)
Holding company interest expense	(19)	(24)	—	—	(19)	(24)

Pretax Core Operating Earnings	208	200	36	84	244	284
Related provision for income taxes	44	35	8	18	52	53

Core Net Operating Earnings	$164	$165	$28	$66	$192	$231

Core Net Operating Earnings Per Share	$1.91	$1.94	$0.33	0.77	$2.24	$2.71

Weighted Avg Diluted Shares Outstanding	85.4	85.2	85.4	85.2	85.4	85.2

AFG’s book value per share was $46.18 at September 30, 2022. During the third quarter of 2022, AFG declared cash dividends of $0.56 per share. AFG repurchased $5 million of its common stock at an average price per share of $123.02. Annualized return on equity was 14.7% and 16.6% for the third quarters of 2022 and 2021, respectively. For the nine months ended September 30, 2022, AFG’s book value per share plus dividends declined by 2.0%, reflecting the increased unrealized loss on fixed maturities from the impact of rising interest rates and widening credit spreads.

Book value per share, excluding unrealized gains (losses) related to fixed maturities, was $53.03 at September 30, 2022. For the three months ended September 30, 2022, AFG’s growth in adjusted book value per share plus dividends was 3.7%. Year to date, growth in adjusted book value per share plus dividends was 12.7%.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Components of net earnings:
Core operating earnings before income taxes	$244	$284	$930	$794
Pretax non-core items:
Realized gains (losses) on securities	(35)	(17)	(143)	103
Gain (loss) on retirement of debt	1	—	(10)	—
Other	—	—	—	(7)

Earnings before income taxes	210	267	777	890
Provision (credit) for income taxes:
Core operating earnings	52	53	192	152
Non-core items	(7)	(5)	(37)	12

Total provision for income taxes	45	48	155	164

Net earnings from continuing operations	165	219	622	726
Net earnings from discontinued annuity operations	—	—	—	914

Net earnings	$165	$219	$622	$1,640

Net earnings:
Core net operating earnings(a)	$192	$231	$738	$642
Non-core items:
Realized gains (losses) on securities	(28)	(12)	(113)	83
Gain (loss) on retirement of debt	1	—	(7)	—
Other	—	—	4	1

Net earnings from continuing operations	165	219	622	726
Net earnings from discontinued annuity operations	—	—	—	914

Net earnings	$165	$219	$622	$1,640

Components of earnings per share:
Core net operating earnings(a)	$2.24	$2.71	$8.65	$7.48
Non-core Items:
Realized gains (losses) on securities	(0.32)	(0.15)	(1.32)	0.95
Gain (loss) on retirement of debt	0.01	—	(0.09)	—
Other	—	—	0.05	0.02

Diluted net earnings per share from continuing operations	$1.93	$2.56	$7.29	$8.45
Net earnings from discontinued annuity operations	—	—	—	10.66

Diluted net earnings per share	$1.93	$2.56	$7.29	$19.11

Footnote	(a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $2.00 per share of American Financial Group common stock. The dividend is payable on November 22, 2022 to shareholders of record on November 15, 2022. The aggregate amount of this special dividend will be approximately $170 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.63 per share most recently paid on October 25, 2022. With this special dividend, the Company has declared $12.00 per share in special dividends in 2022.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are very pleased with AFG’s performance during the third quarter. We achieved an annualized core operating return of over 17% in the quarter, with strong underwriting results despite elevated industry catastrophe losses. Strategic positioning of our investment portfolio enabled us to invest opportunistically, and the returns in our alternative investment portfolio again exceeded our expectations. Our thoughts and prayers remain with those who have been affected by the devastation caused by Hurricane Ian. Our P&C Group claims teams are working with our agents and policyholders to identify and process covered claims quickly and efficiently to help our customers recover and restore their businesses and rebuild their communities.

“AFG had approximately $1.3 billion of excess capital (including parent company cash and investments of approximately $760 million) at September 30, 2022. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Craig and Carl Lindner continued, “Based on the results reported in the first nine months of the year and expectations for the remainder of the year, we now expect AFG’s 2022 core net operating earnings to be in the range of $11.00 to $11.75 per share, narrowed from our previous range of $10.75 to $11.75 per share. In addition, our guidance contemplates the impact of the current interest rate environment on investment income and assumes an overall annual yield of 12% on alternative investments for the full year, based on the strong performance of this portfolio in the first nine months of 2022. Our guidance reflects minimal income from alternative investments in the fourth quarter of 2022 as management assumes that continued strong performance of multi-family housing investments will offset weaker performance of traditional private equity investments. Furthermore, our guidance continues to reflect an average crop year.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations reported underwriting profit of $158 million in the 2022 third quarter, compared to $169 million in the 2021 third quarter, a 7% decrease. Higher year-over-year underwriting profit in our Specialty Casualty Group was more than offset by lower underwriting profit in our Property and Transportation and Specialty Financial Groups.

The third quarter 2022 combined ratio was a strong 91.1%, 2.1 points higher than the 89.0% reported in the comparable prior year period, and includes 2.5 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2021 added 2.1 points to the combined ratio. Third quarter 2022 results included 3.1 points of favorable prior year reserve development, compared to 5.4 points in the third quarter of 2021.

Third quarter 2022 gross and net written premiums were up 19% and 15%, respectively, when compared to the third quarter of 2021, primarily due to growth in our crop insurance business. Year-over-year growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures and a good renewal rate environment. Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 6% for the quarter, and up approximately 5% overall, in line with and slightly higher, respectively, compared to renewal increases reported in the prior quarter. With the exception of workers’ compensation, we are continuing to achieve renewal rate increases at or in excess of prospective loss ratio trends in the majority of our businesses.

Third Quarter Catastrophe Losses – Catastrophes, primarily due to Hurricane Ian, impacted AFG’s underwriting results for the third quarter of 2022 by $39 million, including the impact of reinstatement premiums and the favorable impact of the reduction in certain profitability-based commissions due to agents related to the catastrophe losses.

AFG maintains comprehensive catastrophe reinsurance coverage for its property and casualty insurance operations, including a $20 million per occurrence net retention for losses up to $125 million in the vast majority of circumstances. In certain unlikely events, AFG’s ultimate loss under this coverage could be as high as $39 million for a single occurrence. AFG’s operating units purchased replacement reinsurance coverage for those layers of the catastrophe reinsurance program expected to be affected by Hurricane Ian. AFG further maintains supplemental fully collateralized reinsurance coverage up to 94% of $325 million for catastrophe losses in excess of $125 million of traditional catastrophe reinsurance through a catastrophe bond.

The Property and Transportation Group reported 2022 third quarter underwriting profit of $39 million, compared to $45 million in the third quarter of 2021, primarily as a result of lower year-over-year crop profitability when compared to a very strong 2021 crop year. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $13 million in the third quarter of 2022, compared to $14 million in the comparable 2021 period. Overall, the businesses in the Property and Transportation Group achieved a 95.4% calendar year combined ratio in the third quarter, 1.9 points higher than the comparable period in 2021.

Gross and net written premiums for the third quarter of 2022 were 30% and 24% higher, respectively, than the comparable 2021 period. While nearly all businesses in this group reported higher year-over-year premiums in the quarter, the growth was driven by higher commodity futures pricing in our crop insurance business. Excluding the impact of crop insurance, third quarter 2022 gross and net written premiums increased 14% and 10%, respectively, when compared to the 2021 third quarter. Overall renewal rates in this group increased 5% on average for the third quarter of 2022, consistent with renewal rates achieved in the second quarter of 2022.

The Specialty Casualty Group reported a 2022 third quarter underwriting profit of $118 million, compared to $110 million in the third quarter of 2021, primarily the result of higher year-over-year profitability in our executive liability, social services and mergers & acquisitions liability business, which was partially offset by an overall decrease in favorable prior period reserve development. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved a very strong 82.6% calendar year combined ratio overall in the third quarter, 0.6 point higher than the excellent results achieved in the comparable prior year period. Catastrophe losses for this group were $3 million in both of the third quarters of 2022 and 2021.

Third quarter 2022 gross and net written premiums both increased 6% when compared to the same prior year period, with nearly all the businesses in this group reporting growth during the quarter. Increased exposures resulting from payroll growth in our workers’ compensation businesses and the impact of economic recovery on our social services business contributed to the higher year-over-year premiums. This growth was partially offset by lower premiums in our mergers & acquisitions liability business. The majority of the businesses in this group achieved strong renewal pricing during the third quarter. Excluding workers’ compensation, renewal pricing for this group was up 7% in the third quarter and was up 6% overall, an improvement over the renewal pricing in the previous quarter.

The Specialty Financial Group reported an underwriting profit of $15 million in the third quarter of 2022, compared to $26 million in the third quarter of 2021. The year-over-year decrease was primarily the result of catastrophe losses from Hurricane Ian that affected our financial institutions business. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $34 million in the third quarter of 2022, compared to $14 million in the prior year quarter. This group reported a 91.3% combined ratio for the third quarter of 2022, an increase of 7.1 points over the prior year period.

Third quarter 2022 gross and net written premiums in this group were up 15% and 7%, respectively, when compared to the prior year period. Higher premiums in our financial institutions business related to lender-placed mortgage protection insurance contributed to the increase in the quarter. Renewal pricing in this group was up approximately 4% for the quarter, a point higher than the renewal pricing achieved in the previous quarter.

Carl Lindner III stated, “Operating earnings in our P&C Segment continue to be excellent, and I’m pleased to report exceptionally strong growth in gross and net written premiums during the quarter. Catastrophe losses were manageable, and we are continuing to achieve renewal pricing in excess of prospective loss ratio trends in the vast majority of our businesses, so that nearly all of our businesses are meeting or exceeding ROE targets.”

Mr. Lindner added, “Based on results through the first nine months, we now expect an overall 2022 calendar year combined ratio in the range of 86% to 87%, narrowed from our previous range of 85% to 87%. We now expect net written premiums to be 10% to 12% higher than the $5.6 billion reported in 2021, refined from our previous guidance range of +9% to +13%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

During the third quarter of 2022, AFG conducted an in-depth comprehensive review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. During the review, no new trends were identified and recent claims activity was generally consistent with our expectations resulting from our 2021 in-depth review and 2020 external study. As a result, the review resulted in no net change to the P&C Group’s A&E reserves, and a minor increase in AFG’s liabilities for the environmental exposures of its former railroad and manufacturing operations. This minor adjustment is included in AFG’s core operating earnings for the three months ended September 30, 2022.

At September 30, 2022, the P&C Group’s insurance reserves include A&E reserves of $391 million, net of reinsurance recoverables. At September 30, 2022, the property and casualty insurance segment’s three-year survival ratios were 23.8 times paid losses for asbestos reserves, 29.6 times paid losses for environmental reserves and 26.0 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2021, which indicate that industry survival ratios were 9.0 times paid losses for asbestos, 7.3 times paid losses for environmental, and 8.5 times paid losses for total A&E reserves.

Investments

Net Investment Income – For the quarter ended September 30, 2022, property and casualty net investment income was approximately 12% lower than the comparable 2021 period. The annualized return on alternative investments was approximately 7.1% for the 2022 quarter and 20.3% for the 2021 quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2021, was approximately 13%.

Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended September 30, 2022, increased 35% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2022 net realized losses on securities of $28 million ($0.32 per share loss) after tax, which included $21 million ($0.24 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at September 30, 2022, to fair value. AFG recorded net realized losses on securities of $12 million ($0.15 per share loss) in the comparable 2021 period.

After-tax unrealized losses on fixed maturities were $554 million at September 30, 2022. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 97% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 pandemic; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; effects on AFG’s reputation, including as a result of environmental, social and governance matters; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2022 third quarter results at 11:30 a.m. (ET) tomorrow, Thursday, November 3, 2022. New, simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2022-23

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenues
P&C insurance net earned premiums	$1,767	$1,529	$4,462	$3,952
Net investment income	151	169	549	521
Realized gains (losses) on:
Securities	(35)	(17)	(143)	103
Subsidiaries	—	—	—	4
Income of managed investment entities:
Investment income	75	45	175	135
Gain (loss) on change in fair value of assets/liabilities	(5)	1	(25)	9
Other income	31	27	93	70

Total revenues	1,984	1,754	5,111	4,794
Costs and expenses
P&C insurance losses & expenses	1,621	1,371	3,934	3,522
Interest charges on borrowed money	19	24	65	71
Expenses of managed investment entities	62	37	148	115
Other expenses	72	55	187	196

Total costs and expenses	1,774	1,487	4,334	3,904

Earnings from continuing operations before income taxes	210	267	777	890
Provision for income taxes	45	48	155	164

Net earnings from continuing operations	165	219	622	726
Net earnings from discontinued operations	—	—	—	914

Net earnings	$165	$219	$622	$1,640

Earnings per diluted common share:
Continuing operations	$1.93	$2.56	$7.29	$8.45
Discontinued annuity operations	—	—	—	10.66

Diluted earnings	$1.93	$2.56	$7.29	$19.11

Average number of diluted shares	85.4	85.2	85.3	85.8

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

Selected Balance Sheet Data:	September 30, 2022	December 31, 2021
Total cash and investments	$14,322	$15,745
Long-term debt	$1,533	$1,964
Shareholders’ equity(b)	$3,932	$5,012
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)	$4,515	$4,876

Book value per share(b)	$46.18	$59.02
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$53.03	$57.42

Common Shares Outstanding	85.1	84.9

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2022	2021		2022	2021
Gross written premiums	$3,153	$2,656	19%	$7,212	$6,209	16%

Net written premiums	$1,984	$1,729	15%	$4,868	$4,303	13%

Ratios (GAAP):
Loss & LAE ratio	66.4%	62.4%		59.1%	59.0%
Underwriting expense ratio	24.7%	26.6%		28.3%	29.4%

Specialty Combined Ratio	91.1%	89.0%		87.4%	88.4%

Combined Ratio – P&C Segment	91.2%	89.0%		87.5%	88.4%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$1,737	$1,334	30%	$3,459	$2,705	28%
Specialty Casualty	1,184	1,121	6%	3,108	2,922	6%
Specialty Financial	232	201	15%	645	582	11%

	$3,153	$2,656	19%	$7,212	$6,209	16%

Net Written Premiums:
Property & Transportation	$959	$773	24%	$2,092	$1,740	20%
Specialty Casualty	777	732	6%	2,073	1,912	8%
Specialty Financial	176	165	7%	512	485	6%
Other	72	59	22%	191	166	15%

	$1,984	$1,729	15%	$4,868	$4,303	13%

Combined Ratio (GAAP):
Property & Transportation	95.4%	93.5%		92.2%	89.6%
Specialty Casualty	82.6%	82.0%		81.1%	86.6%
Specialty Financial	91.3%	84.2%		83.9%	84.9%
Aggregate Specialty Group	91.1%	89.0%		87.4%	88.4%

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(15)	$(18)	$(79)	$(101)
Specialty Casualty	(42)	(56)	(140)	(85)
Specialty Financial	(11)	(18)	(39)	(38)
Other Specialty	12	9	27	14

Specialty Group	(56)	(83)	(231)	(210)
Other	3	1	5	2

Total Reserve Development	$(53)	$(82)	$(226)	$(208)

Points on Combined Ratio:
Property & Transportation	(1.8)	(2.5)	(4.4)	(6.5)
Specialty Casualty	(6.3)	(9.1)	(7.1)	(4.8)
Specialty Financial	(6.3)	(11.2)	(7.8)	(8.0)

Aggregate Specialty Group	(3.1)	(5.4)	(5.2)	(5.3)

Total P&C Segment	(3.0)	(5.4)	(5.1)	(5.3)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Core Operating Earnings before Income Taxes:
P&C insurance segment	$289	$329	$1,056	$905
Real estate entities and other acquired from Annuity operations*	—	—	—	50
Interest and other corporate expenses	(45)	(45)	(126)	(161)

Core operating earnings before income taxes	244	284	930	794
Related income taxes	52	53	192	152

Core net operating earnings	$192	$231	$738	$642

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

b)

Shareholders’ Equity at September 30, 2022 includes $583 million ($6.85 per share) in unrealized after-tax losses related to fixed maturities compared to $136 million ($1.60 per share) in unrealized after-tax gains related to fixed maturities at December 31, 2021.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.